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                                                                  Exhibit (4)(c)

                                 AMENDMENT NO. 2
                                       TO
                           LOAN AND SECURITY AGREEMENT

     THIS AMENDMENT NO. 2 dated as of July ___, 1999 (this "Amendment") is entered into among BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("B of A"), as successor to BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation, BNY FINANCIAL CORPORATION, a New York corporation ("BNY") formerly known as Bank of New York Commercial Corporation, NATIONSBANK, N.A., a national banking association ("NB") (B of A, BNY and NB and their respective successors and assigns being sometimes hereinafter referred to collectively as the "Lenders" and each of B of A, BNY and NB and its successors and assigns being sometimes hereinafter referred to individually as a "Lender"), B of A (as successor to BANKAMERICA BUSINESS CREDIT, INC.), as agent for the Lenders (in such capacity as agent, the "Agent"), LACLEDE STEEL COMPANY, a Delaware corporation, as debtor and debtor-in-possession (the "Parent"), with an office at One Metropolitan Square, 211 North Broadway, St. Louis, Missouri 63102-2750, LACLEDE CHAIN MANUFACTURING COMPANY, a Delaware corporation, as debtor and debtor-in-possession ("Laclede Chain"), with an office at One Metropolitan Square, 211 North Broadway, St. Louis, Missouri 63102-2750, and LACLEDE MID AMERICA INC., an Indiana corporation, as debtor and debtor-in-possession ("Laclede Mid America"), with an office at One Metropolitan Square, 211 North Broadway, St. Louis, Missouri 63102-2750 (the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to collectively as the "Borrowers" and each of the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to individually as a "Borrower").

                              W I T N E S S E T H:

     WHEREAS, the Borrowers, the Lenders and the Agent are parties to a certain Loan and Security Agreement dated as of December 1, 1998, as amended (the "Loan Agreement," capitalized terms used herein without definition having the meanings given such terms in the Loan Agreement, as amended by this Amendment); and

     WHEREAS, the Borrowers, the Lenders and the Agent have agreed to amend the Loan Agreement on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Agent hereby agree as follows:

     Section 1. Amendment of the Loan Agreement. Subject to the fulfillment of the conditions precedent set forth in Section 2 below, the Loan Agreement is amended as follows:

     (a)  Section 1.1 is amended by adding the following new definitions:



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     "Electrode Settlement" means funds received by the Borrowers in respect of any settlements, adjudications, or other resolutions of litigation or proceedings of antitrust, price-fixing, or related (by fact or law) claims asserted by, or on behalf of, any of the Borrowers arising out of any of the Borrower's or any other party's purchase of graphite electrodes (or other items for which liability is asserted in the same or related litigation or proceedings), including, without limitation, in AmeriSteel Corp. v. the Carbide/Graphite Group, Inc., Civil Action No. 98-CV-1693, pending in the Eastern District of Pennsylvania, or any litigation or proceedings related thereto, except that the term Electrode Settlement shall not include items (a) or (b) of Exhibit D.

     "Electrode Settlement Reserve" means a reserve against the Maximum Revolver Amount in an amount equal to the excess, if any, of the Net Proceeds of the Electrode Settlement over $1,500,000, such reserve to be eliminated when the Agent has received all proceeds of the 1999 Tax Refund, provided that the proceeds of such 1999 Tax Refund is equal to or in excess of $1,500,000.

     "1999 Tax Refund" means the refund of federal income taxes with respect to the Borrowers' 1998 tax return, to be filed for in July 1999.

     "Net Eligible Inventory" means, at any time, Eligible Inventory at such time minus $1,153,000.

     (b) Section 1.1 is further amended by amending and restating the definition of "Additional Facility" as follows:

     "Additional Facility" means an amount equal to $5,100,000, such amount to be reduced (a) at the time of sale or disposition of, or other realization upon, any Additional Facility Related Item, in an amount equal to the Net Proceeds of such sale, disposition or realization, and (b) at the time of receipt of any Net Proceeds of the Electrode Settlement, in an amount equal to the excess, if any, of all Net Proceeds of the Electrode Settlement over $2,500,000.

     (c) Section 1.1 is further amended by amending the definition of "Maximum Revolver Amount" by (1) deleting "Eligible Inventory" in clause (ii)(B)(1) thereof and substituting "Net Eligible Inventory" therefor, (2) deleting "$12,769,000" in the proviso of clause (ii)(B)(2) thereof and substituting "$9,715,000" therefor, and (3) by adding the following as a new subclause (iii) to clause (b) of the definition, and renumbering the existing clause (iii) as clause (iv):

     "(iii) the Electrode Settlement Reserve, if any; and"




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     (d)  Section 1.1 is further amended by amending and restating the definition of "Net Proceeds" as follows:

     "Net Proceeds" means, with respect to any sale or disposition of Fixed Assets, or any sale or disposition of or other realization upon any Additional Facility Related Items or the Electrode Settlement, the face amount of the sale or disposition price, settlement, or other realization, received by the Borrowers, whether paid in cash or otherwise, minus the applicable Borrower's reasonable expenses of sale or disposition and any sales or other conveyance taxes incurred by any Borrower in connection therewith.

     (e)  Section 4.2 is amended and restated as follows:

     4.2 Mandatory Prepayments of the Term Loans. Prepayments on the Term Loans shall be required to be made as provided in Sections 5.11(c), 8.5(c), 8.6(b) and 8.9(b). In addition, after the Additional Facility has been reduced to zero, (1) if any amounts are received with respect to items (a),
     (b), or (f) on Exhibit D, then 50% of such amounts shall be applied to the prepayment of the Term Loans, applying such amounts ratably to the installments of the Term Loans in the inverse order of maturity, and (2) if any Net Proceeds of the Electrode Settlement are received such that the amount of all Net Proceeds of the Electrode Settlement at such time is in excess of $2,500,000, then 100% of such excess Net Proceeds shall be applied to the prepayment of the Term Loans, applying such amounts ratably to the installments of the Term Loans in the inverse order of maturity.

     (f)  Section 8.22 is amended and restated as follows:

     8.22 Capital Expenditures. Neither the Parent nor any of its Subsidiaries shall make or incur any Capital Expenditure (a) other than for maintenance or repair of Equipment, or Capital Expenditures by Laclede Mid-America in an amount not to exceed $1,500,000 in connection with the addition of a production line at its Fremont, Indiana plant consistent with its Motion for approval of such capital expenditures filed with the Bankruptcy Court on June 9, 1999, and (b) if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Parent and its Subsidiaries on a consolidated basis after the Petition Date would exceed $6,500,000.

     Section 2. Conditions to Amendment. This Amendment shall become effective upon (a) the receipt by the Agent by facsimile transmission of a counterpart of this Amendment executed by each Borrower and each Lender, and execution of this Amendment by the Agent (provided, that each Borrower and each Lender shall promptly execute six applicable signature pages hereof and deliver such pages to the Agent), and (b) receipt by the Agent of evidence satisfactory to it that the Borrowers have filed a request for the 1999 Tax Refund in an amount











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equal to or in excess of $1,500,000; and (c) entry by the Bankruptcy Court of a final order acceptable to the Agent approving the terms hereof, and no objection to such order having been filed by the time required by such order, or any objection having been fully and finally overruled to the satisfaction of the Agent, and such order being in full force and effect and not having been reversed, stayed, modified, amended, or appealed.

     Section 3. Representations and Warranties. Each Borrower hereby represents and warrants that (i) this Amendment constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, (ii) the representations and warranties contained in the Loan Agreement are correct in all material respects as though made on and as of the date of this Amendment, and (iii) no Event of Default has occurred and is continuing. In addition, each Borrower represents and warrants that the definition of "Electrode Settlement" is sufficient to incorporate all of the Net Proceeds which the Borrowers have indicated to the Agent will be subject to the relevant provisions of this Amendment.

     Section 4.     Reference to and Effect on the Loan Agreement.

     (a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Loan Agreement, as amended hereby, and each reference to the Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Loan Agreement shall mean and be a reference to the Loan Agreement, as amended hereby.

     (b) Except as specifically amended above, the Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Loan Agreement, nor constitute a waiver of any provision of the Loan Agreement, except as specifically set forth herein.

     Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     Section 6. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of Illinois.




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     Section 7.     Section Titles. The section titles contained in this
Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     Section 8. Parties, Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the Borrowers, the Agent, each Lender, and their respective successors and assigns.

     Section 9. Severability. To the extent any provision of this Amendment is not enforceable under applicable law, such provision shall be deemed null and void and shall have no effect on the remaining portions of the Amendment.

     Section 10. Construction of Amendment. Each party hereto has cooperated in the drafting and preparation of this Amendment and, as a result, this Amendment shall not be construed against any party. This Amendment may be amended or modified only by a written agreement signed by the parties hereto. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original but all such counterparts together shall constitute one and the same instrument.













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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of July ___, 1999.


                                      LACLEDE STEEL COMPANY, as
                                      Debtor and Debtor-in-Possession


                                      By:
                                         -------------------------------
                                         Vice President


                                      LACLEDE CHAIN MANUFACTURING COMPANY, as
                                      Debtor and Debtor-in-Possession


                                      By:
                                         -------------------------------
                                         Vice President


                                      LACLEDE MID AMERICA INC., as
                                      Debtor and Debtor-in-Possession


                                      By:
                                         -------------------------------
                                         Vice President










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                       BANK OF AMERICA NATIONAL TRUST AND
                       SAVINGS ASSOCIATION,
                       (as successor to BANKAMERICA BUSINESS
                       CREDIT, INC.), as the Agent


                       By:
                          -------------------------------
                          Vice President


                       BANK OF AMERICA NATIONAL TRUST AND
                       SAVINGS ASSOCIATION,
                       (as successor to BANKAMERICA BUSINESS
                       CREDIT, INC.), as a Lender


                       By:
                          -------------------------------
                          Vice President








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                                     BNY FINANCIAL CORPORATION, (as successor
                                     to THE BANK OF NEW YORK COMMERCIAL
                                     CORPORATION), as a Lender


                                     By:
                                         -------------------------------
                                        Vice President















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                                      NATIONSBANK, N.A., as a Lender


                                      By:
                                         -------------------------------
                                         Vice President




























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